Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
Richard L. Dunn, Senior Vice President
and CFO
(561) 627-7171

Palm Beach Gardens, Florida	May 23, 2005

DYCOM ANNOUNCES FISCAL 2005 THIRD QUARTER RESULTS AND PROVIDES
GUIDANCE FOR THE NEXT FISCAL QUARTER

Palm Beach Gardens, Florida, May 23, 2005—Dycom Industries, Inc. (NYSE Symbol: “DY”) announced its results today for the third quarter ended April 30, 2005. The Company reported net income for the quarter ended April 30, 2005 of $13.7 million, or $0.28 per common share diluted, versus net income for the quarter ended April 24, 2004 of $11.2 million, or $0.23 per common share diluted. Total contract revenues for the quarter ended April 30, 2005 were $247.7 million compared to total contract revenues of $219.6 million for the quarter ended April 24, 2004, an increase of 12.8%. Included in net income for the third quarter of fiscal 2004 was a charge of $2.3 million ($1.4 million net of tax) in connection with a federal employment tax audit. Excluding this charge, net income for the quarter ended April 24, 2004 would have been $12.6 million, or $0.26 per common share diluted.

For the nine months ended April 30, 2005, the Company reported net income of $36.7 million, or $0.75 per common share diluted, versus net income for the nine months ended April 24, 2004 of $41.5 million, or $0.85 per common share diluted. Total contract revenues for the nine months ended April 30, 2005 were $735.4 million compared to total contract revenues of $612.0 million for the nine months ended April 24, 2004, an increase of 20.2%. Included in net income for the nine months ended April 24, 2004 was a nonrecurring gain of $11.4 million ($6.8 million net of tax) related to the sale of long-term accounts receivable, and a charge of $2.3 million ($1.4 million net of tax) in connection with a federal employment tax audit. Excluding these items, net income for the nine months ended April 24, 2004 would have been $36.1 million, or $0.74 per common share diluted.

Dycom also announced its outlook for the remainder of fiscal 2005. For the fourth quarter of fiscal 2005, the Company currently expects revenue to range from $250 million to $270 million and diluted earnings per share to range from $0.33 to $0.38. This outlook includes gains on the sale of a portion of Dycom’s assets used for electric utility customers of $0.03 per share.

A Tele-Conference call to review the Company’s results and address its outlook will be hosted at 9:00 a.m. (ET), Tuesday, May 24, 2005; call 877-209-0397 (United States) or 612-234-9959 (International) and request “Dycom Earnings” conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, June 23, 2005.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission.

—Tables Follow—

NYSE: “DY”

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 30, 2005 and July 31, 2004
Unaudited

	April 30,	July 31,
($ in 000’s)	2005	2004
ASSETS
Current Assets:
Cash and equivalents	$75,626	$31,383
Short-term investments	—	20,010
Accounts receivable, net	133,962	131,927
Costs and estimated earnings in excess of billings	68,787	58,175
Deferred tax assets, net	12,155	11,923
Income tax receivable	1,366	6,988
Inventories	7,218	5,353
Other current assets	15,294	10,275

Total current assets	314,408	276,034

Property and equipment, net	107,383	100,353
Intangible assets, net	257,392	259,319
Deferred tax assets, net non-current	—	5,561
Other	11,721	10,568

Total	$690,904	$651,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$27,554	$34,348
Notes and capital leases payable	3,305	4,163
Billings in excess of costs and estimated earnings	396	142
Accrued self-insured claims	27,597	22,297
Other accrued liabilities	41,084	41,528

Total current liabilities	99,936	102,478

Notes and capital leases payable	4,706	7,094
Accrued self-insured claims	23,427	22,473
Deferred tax liabilities, net non-current	1,227	—
Other liabilities	523	829

Stockholders’ Equity	561,085	518,961

Total	$690,904	$651,835

NYSE: “DY”

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	April 30,	April 24,	April 30,	April 24,
(In 000’s, except Earnings per share)	2005	2004	2005	2004
Contract revenues	$247,660	$219,562	$735,364	$611,952

Cost of earned revenues, excluding depreciation	195,944	174,616	586,600	472,890
General and administrative	20,928	17,762	57,841	54,132
Depreciation and amortization	11,524	10,110	35,590	30,452

Total costs and expenses	228,396	202,488	680,031	557,474

Interest income / (expense), net	317	(259)	463	(226)
Other income, net	3,214	1,920	4,991	3,349
Gain on sale of long term accounts receivable	—	—	—	11,359

Income before income taxes	22,795	18,735	60,787	68,960

Provision for income taxes	9,082	7,558	24,080	27,414

Net income	$13,713	$11,177	$36,707	$41,546

Earnings per common share:

Basic earnings per share	$0.28	$0.23	$0.75	$0.86

Diluted earnings per share	$0.28	$0.23	$0.75	$0.85

Shares used in computing earnings per common share:
Basic	48,828	48,510	48,713	48,275

Diluted	49,179	49,083	49,229	48,839

NYSE: “DY”

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON GAAP INFORMATION
Unaudited

($ in 000’s except Earnings per share)
	Three Months Ended	Nine Months Ended
	April 24, 2004	April 24, 2004
Items
Gain on sale of long term accounts receivable, net of taxes of $4,544	$—	$6,815
Reserve recorded in connection with a federal
employment tax audit, net of taxes of $914	$(1,386)	$(1,386)

GAAP net income	$11,177	$41,546
Adjusted for items above	1,386	(5,429)

Non GAAP net income	$12,563	$36,117

Earnings per common share:

Basic earnings per share — GAAP	$0.23	$0.86
Adjustment for items above, net of taxes	0.03	(0.11)

Basic earnings per share — Non GAAP	$0.26	$0.75

Diluted earnings per share — GAAP	$0.23	$0.85
Adjustment for items above, net of taxes	0.03	(0.11)

Diluted earnings per share — Non GAAP	$0.26	$0.74

Shares used in computing earnings
per common share:

Basic	48,510	48,275

Diluted	49,083	48,839